Exhibit 99.1
Redwire Announces CFO Retirement and Plan for Succession

Jonathan Baliff to Retire as Chief Financial Officer on November 30, 2025;
current Chief Accounting Officer Chris Edmunds Planned Successor

JACKSONVILLE, Fla.—October 7, 2025 – Redwire Corporation (NYSE: RDW) (“Redwire” or the “Company”), a global leader in space and defense technology solutions, today announced that Jonathan Baliff, the Company’s Chief Financial Officer, will retire effective November 30, 2025. In connection with Mr. Baliff’s retirement, the Board plans to appoint Chris Edmunds, who is currently serving as the Company’s Senior Vice President and Chief Accounting Officer, to succeed Mr. Baliff. Mr. Baliff will serve as a consultant to the Company through December 2026 to support a smooth transition.

Mr. Edmunds has nearly two decades of relevant finance and accounting experience, with a deep understanding of Redwire, and a demonstrated track record of leadership that will translate to a seamless transition for our finance organization. He has served as Redwire’s Senior Vice President and Chief Accounting Officer since 2022 after having joined the Company as Corporate Controller in 2020. Prior to joining Redwire, Mr. Edmunds served for nearly 15 years in roles of increasing responsibility at Ernst & Young. He holds a Bachelor’s Degree in Accounting from Samford University, a Master of Science in Accounting from the University of Notre Dame and is a Certified Public Accountant.

Peter Cannito, Chairman and Chief Executive Officer of Redwire, said, “On behalf of the Board and entire Redwire team, I thank Jonathan for his leadership and many valuable contributions throughout his tenure. He has been instrumental in guiding Redwire through critical phases of our evolution as both CFO and as a member of the Board, overseeing significant strengthening of our finance, accounting, and information technology functions and leading multiple value creating transactions, including the transformational acquisition of Edge Autonomy. Additionally, we look forward to Chris’ leadership and contributions to Redwire with his planned appointment as the company’s next CFO. Chris is the ideal person to step into the CFO role for Redwire’s next phase of growth, bringing deep knowledge of our business and organization, along with significant finance and accounting expertise.”

Mr. Edmunds said, “I am honored to be trusted with the role of CFO at Redwire as part of this succession. I’m looking forward to advancing our growth strategy while remaining focused on driving financial discipline, operational excellence, and long-term value creation for our stakeholders. I would like to thank Jonathan for his leadership and partnership which has ensured that we have a solid foundation for this next chapter of growth.”

Mr. Baliff said, “It has been a privilege to work with the proven and talented global teams across Redwire over the past five years during a period of transformative growth. I’m proud of what we have achieved together as Redwire has strengthened and expanded its position as a critical provider of global space and defense technology. The Company has an exceptional team and Chris has my full confidence as my designated successor. I look forward to watching as Redwire continues to capitalize on global growth opportunities.”

About Redwire
Redwire Corporation (NYSE:RDW) is an integrated space and defense tech company focused on advanced technologies. We are the building the future of aerospace infrastructure, autonomous systems, and multi-domain operations leveraging digital engineering and AI automation. Redwire’s approximately 1,300 employees located throughout the United States and Europe are committed to delivering innovative space and airborne platforms that are transforming the future of multi-domain operations. For more information, please visit RDW.com.

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